The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has or will file with the SEC a prospectus and prospectus supplement and any related issuer free writing prospectus with respect to this offering (the “Offering Documentation”). Before you invest, you should read the Offering Documentation for more complete information about the depositor and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

Deutsche Bank Questionnaire

Management, organization, strategy and company experience
Operating history (yrs)	2yrs
Number of employees	175
Management tenure with the company (yrs)	1.7
Management industry tenure (yrs)	26.2
Number of servicing sites	1
Servicing portfolio size ($ bln)	$6.3 B
Annual growth rate	-9%
% of the portfolio originated by the parent	100%
Mortgage types	Subprime, Alt-A, FNMA
Servicer ratings	Avg – S&P
Freddie Mac Tier Ranking	Tier 1 rating
Regulatory issues	none
# loans in litigation	No major litigation, no class action, etc.
Servicing portfolio – Top 5 states and %
TX	10.0%
CA	9.1%
FL	8.4%
OH	7.5%
MI	4.7%
Financial condition
Corporate ratings	Not a public company
Cost per loan serviced (bps/$)	21.22 bps / $277 per loan per year
Warehouse lines / conduit	$4.725 B
Income from servicing operations (Net Income for August 2006)	$511,103
Staffing
Staffing turnover %	22%
# Employees in Loss Mitigation/Collections	55
# Employees in Foreclosure	11
Permanent employees %	97.70%
New hires training hours in customer service/collections	120
Permanent employees training hours annually	40
Accounts per FTE	277
Mortgage administration (if different for overall portfolio and sub-prime please advise separately)
New loan audit %	100%
Data integrity accuracy rate for loan entry %	NA
60+ day delinquency rate % (OTS)	6.80%
Average time for new loan audit (days)	10
Average time for providing payoff statements (days)	1 day
Accuracy of monthly remittance reporting (% for the last year)	100%
Number of monthly remittances	23
% of loans with force-placed insurance	6.58%
Customer centre operations hours	Monday-Friday 8AM-6PM
Calls per CSR in customer services	45/day
Call abandonment rate % in customer services/loss mitigation	1.00%
Average speed to answer in customer services/loss mitigation	6 sec
Customer service monitoring rate	12/mth
Collector monitoring rate	12/mth
First call resolution rate %	76%
IVR usage rate %	43%
Right party contact rate % in customer services/default management	15%
Promise to pay kept ratio %	67%
Average handle time CSR/LM	3.5/6.5 min
Do you block any incoming customer service calls? Call blockage rate %	0%
Auto draft rate	3%
Escrow % for insurance	15.5%
Escrow % for taxes	17%
Lockbox (internal/external) and usage %	76%
FICO update frequency – via EI score	quarterly
Tax penalties on a per loan basis ($)	0
Timeline (days):
Welcome calls start (days prior first payment)	25
FPD letter (days since missed payment)	7
Loans per FTE for FPD (if separate group)	n/a
NOI for FPD	45
Letter to all Defaults	20
Skip trace effort start date for FPD	10
Skip trace effort start date for other loans	25
NOI for all loans	45
Late charge applied on which day of delinquency	16
Foreclosure review start	60
Refer to foreclosure	80
Foreclosure sale	Use State guide lines
BPO ordered for delinquent loans	70
BPO refresh frequency	180
Impact/Equity analysis done	80
Field inspection	Day 45, then every 30 days
Late mitigation letter	50
Skip trace success rate (%)	82%
Default management (if different for overall portfolio and sub-prime please advise separately)
Loss mitigation work hours	Monday-Thursday 8AM-7PM, Friday 8AM-6PM, Sat. 8AM to 12PM
FPD rate (%)	5.8%
New cases in loss mitigation (average)	350
Closed cases in loss mitigation (average)	453
Loans on a payment plan out of the total loans in foreclosure (%)	16.79%
Loan modification for 90+ day delinquent loans (%)	0.23%
Number of accounts per FTE in loss mitigation department	238
FC Cure and cashflow rate (n/a)	25%
Resolution rate (% of loans that are resolved through a loan workout vs foreclosure sale)	73.57%
Penetration rate (%of loans from the total in foreclosure that are in a workout)	22%
Foreclosure referral timeline (number of days from last paid installment to the foreclosure referral)	95
Loss mitigation call abandoned rate %	1.15%
Loss mitigation average speed to answer call (sec)	9.5
BPO schedule for assets in foreclosure	Initial BPO order at 70 days past due updated every six months if default continues
Servicing portfolio default summary
foreclosure % of the portfolio	2.6%
bankruptcy % of the portfolio	1.4%
REO % of the portfolio	1.8%
Number of accounts per FTE in foreclosure department	375
Foreclosure compliant to FNMA timelines	98%
% of bankruptcy plans paid on time	38.73%
% of loans with eviction required	4%
New cases in bankruptcy (monthly average based on last 12 months)	108
Closed cases in bankruptcy (monthly average based on last 12 months)	86
New cases in foreclosure (monthly average based on last 12 months)	249
Closed cases in foreclosure (monthly average based on last 12 months)	178
New cases in REO (monthly average based on last 12 months)	78
Closed cases in REO (monthly average based on last 12 months)	31
REO acquisition to close (days)	144
REO eviction (days)	44
REO listing to closing date (days)	110
Sales to BPO %	105%
Number of accounts per FTE in REO department	250
Loss as % of unpaid principal balance	32.46%
Loss as % of liquidation market value	31.25%
Loss severity by type:
mortgage insurance	n/a
REO	36.55%
Short pay	19.66%
Write-off	99.44%
Stats for delinquent loans (last 12 months):
Deed in lieu (%)	0.02%
Short sale (%)	1.01%
Repayment plan (%)	41.08%
Technology
Servicing system capacity (# of loans)	600K Plus
Describe the Disaster Recovery Controls in place	Hot site with active failover